ADDENDUM TO SUBSCRIPTION AGREEMENT

DATED _______, 2007

This Addendum (the “Addendum”) relates to the TechoConcepts, Inc. (the “Company” or the “Corporation”) subscription agreement (the “Subscription Agreement”) for the offering of units (“Units”), with each $30,000 Unit consisting of: (i) $30,000 of 8% secured convertible debentures, convertible into shares of no par value common stock of the Company (“Common Stock”) at $1.50 per share, (ii) warrants to purchase 10,000 shares of Common Stock at a purchase price of $1.90 per share, and (iii) warrants to purchase 10,000 shares of Common Stock at a purchase price of $2.75 per share. This Addendum supplements certain information contained in the Subscription Agreement and the Offering Memorandum referenced therein and it exhibits. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Subscription Agreement.

The opening paragraph of the Subscription Agreement states as follows:

“Investors purchasing 67 Units ($2,010,000) or more shall be issued additional warrants (the “Additional Warrants”) at the rate of 40,000 Additional Warrants per Unit purchased, which Additional Warrants shall be identical in form to the Warrants, except that (a) 50% of such Additional Warrants shall have an exercise price of $2.00 per share, shall not have a cashless exercise feature, and shall expire eighteen (18) months from the Final Closing (defined below), (b) 25% of such Additional Warrants shall have an exercise price of $2.50 per share, and (c) 25% of such Additional Warrants shall have an exercise price of $3.50 per share.”

This Addendum is to advise that the Additional Warrants shall have one additional feature which will differ from the Warrants issued as part of the Units. This feature will grant the holders of the Additional Warrants the right to receive a cash payment based upon the closing bid price of an acquirer’s stock or based upon a Black Scholes valuation of the Additional Warrants in the event the Company is acquired or sells all of its assets in a transaction in which the Common Stock is valued at less than $3.50 per share. As a result of this right, in place of Section 5(a) as set forth in the form of Warrant, the Additional Warrant shall contain the following provision:

(a)	Merger or Consolidation.

i.  For purposes of this Section 5(a), the term “Per Share Transaction Value” shall mean (A) the sum of the (i) cash, notes, securities and other property of value; (ii) liabilities (x) assumed by the purchaser (in the case of a sale of assets) and/or (y) existing on the Corporation’s balance sheet at the time the transaction is consummated (in the case of a merger or sale of stock); (iii) payments to be made in installments; (iv) amounts paid or payable under consulting, supply, service, distribution, licensing or lease agreements not to compete or similar arrangements (including such payments to management); and, (v) contingent payments (whether or not related to future earnings or operations), divided by (B) the number of shares of common stock of the Corporation outstanding immediately prior to the merger.

ii.  If at any time there shall be a merger or a consolidation of the Corporation with or into another corporation when the Corporation is not the surviving corporation and where the Per Share Transaction Value equals or exceeds $3.50, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof as the holder of this Warrant after the merger or consolidation.

iii.  In case the Corporation after the date hereof shall do any of the following (each, a "Triggering Event") in which the Per Share Transaction Value is below $3.50: (a) consolidate or merge with or into any other entity and the Corporation shall not be the continuing or surviving corporation of such consolidation or merger, or (b) transfer all or substantially all of its properties or assets to any other entity or person, then, and in the case of each such Triggering Event, proper provision shall be made to the Exercise Price and the number of Warrant Shares that may be purchased upon exercise of this Warrant so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Exercise Price as adjusted to take into account the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such exercise of this Warrant prior to such Triggering Event, the securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 5, and the Exercise Price shall be adjusted to equal the product of (A) the closing bid price of the common stock of the continuing or surviving corporation as a result of such Triggering Event as of the date immediately preceding the date of the consummation of such Triggering Event multiplied by (B) the quotient of (i) the Exercise Price divided by (ii) the Closing Bid Price of the Common Stock as of the date immediately preceding the date hereof; provided, however, the Holder at its option may elect to receive an amount in cash equal to the value of this Warrant calculated in accordance with the Black-Scholes formula. Immediately upon the occurrence of a Triggering Event, the Corporation shall notify the Holder in writing of such Triggering Event and provide the calculations in determining the number of Warrant Shares issuable upon exercise of the new warrant and the adjusted Exercise Price. Upon the Holder’s request, the continuing or surviving corporation as a result of such Triggering Event shall issue to the Holder a new warrant of like tenor evidencing the right to purchase the adjusted number of Warrant Shares and the adjusted Exercise Price pursuant to the terms and provisions of this Section 5(a). Notwithstanding the foregoing to the contrary, this Section 5(a) shall only apply if the surviving entity pursuant to any such Triggering Event is a company that has a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, and its common stock is listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board. In the event that the surviving entity pursuant to any such Triggering Event is not a public company that is registered pursuant to the Securities Exchange Act of 1934, as amended, or its common stock is not listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board, then the Holder shall have the right to demand that the Corporation pay to the Holder an amount in cash equal to the value of this Warrant calculated in accordance with the Black-Scholes formula

The undersigned subscriber of Units hereby represents that he/she or it has received, read and understands this Addendum to the Subscription Agreement dated ____________, 2007.

Dated: ______________, 2007

Very truly yours,

Name of Individual #1 or Entity

Authorized Signature

Name of Individual #2, if applicable

Authorized Signature